Exhibit 99

News Release

FOR RELEASE –– OCTOBER 5, 2011

Corning Announces Increased Dividend and $1.5 Billion Stock Buyback

CORNING, N.Y. — Corning Incorporated’s (NYSE:GLW) Board of Directors today declared a 50% increase in the company’s quarterly common stock dividend. Corning’s quarterly dividend will rise to $0.075 per share of common stock held, versus $0.05 per share previously. The fourth-quarter dividend will be payable on Dec. 16, 2011 to holders of record Nov. 16, 2011.

The board also authorized a stock repurchase program for purchasing up to $1.5 billion of the company’s common stock from time to time through open market or private transactions. The stock repurchase authorization expires at the end of 2013.

“We are taking action consistent with the long-term outlook and strength of our businesses,” Wendell P. Weeks, chairman, chief executive officer and president, said. “The company has turned into a consistent cash generator and we are confident in our ability to sustain a higher dividend payout to our shareholders. With the announcement today, our dividend yield will be approximately 2.5% based on our current share price.”

“In our opinion, the company’s current stock price represents a significant discount to the real value of Corning’s businesses. We understand the short-term concerns relative to the recent macro events, such as a slowing worldwide economy, and specific concerns about the display supply chain’s recent short-term correction. The board’s decision to repurchase shares reflects our belief that the long-term value of our businesses is substantially greater than our current share price,” he said.

“We believe our future free cash flow prospects are excellent, driven by business performance and lower capital spending starting in 2012, as some major projects are finished. Corning’s board also is committed to using the company’s free cash flow going forward to enhance shareholder returns,” Weeks explained.

“The board’s actions are consistent with the company’s financial priorities that we outlined for investors in 2006,” Weeks added. “The first priority is always to protect the corporation. The second priority is to invest in our growth opportunities, internally and externally, to deliver shareholder value. The third priority is to return money to shareholders either as dividends or through share repurchases, to enhance shareholder returns.”

James B. Flaws, vice chairman and chief financial officer, said the company expects to begin the repurchase program during the fourth quarter.

Corning will announce its third-quarter financial results on Oct. 26. “As discussed at recent investor conferences, our display business is experiencing a significant supply chain correction, as well as some loss of share, primarily in Korea. This is likely to result in equity earnings that are at least 30% lower sequentially,” Flaws said.

The company expects the display industry supply chain to remain cautious, due to the uncertainty in the worldwide macro environment. As a result, Corning’s weaker display glass volume may continue in the short term, which could increase pricing pressure.

“This cautiousness contrasts with the continued strong retail environment for LCD products,” said Flaws. “In many ways, the supply chain behavior is similar to the 2008 correction, when inventory was dramatically reduced despite continued consumer demand. However, this time around, Corning is in a stronger position due to the emergence of , which can significantly help us manage glass tank utilization. And, as in the past, we have additional levers available to us if further capacity management is required.”

Corning also said the performance of its Telecommunications, Environmental Technologies, and segments remained strong during the third quarter.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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